Exhibit 10.17

EMPLOYMENT AGREEMENT

           AGREEMENT dated January 21, 2004 between ALLIANCE FINANCIAL CORPORATION, having a principal place of business at 120 Madison Street, Syracuse, Onondaga County, New York, the “Employer”, and JOHN H. WATT JR., residing at 42 Monroe Avenue, Pittsford, Monroe County, New York, the “Employee”, as follows:

           1.     The Employer employs the Employee, and the Employee accepts employment upon the terms and conditions of this agreement.

           2.     The term of this agreement shall be effective as of October 6, 2003 and shall terminate on October 6, 2005 unless extended by mutual agreement of the Employer and the Employee.

           3.     The Employer shall pay to the Employee for all services rendered a salary of $150,000.00 for the calendar year 2004, payable in equal bi-weekly installments. Salary payments shall be subject to withholding and other applicable taxes.

           4.     The Employee shall serve as the president of an as yet unformed subsidiary of Alliance Financial Corporation devoted to banking and non-banking acquisitions and mergers, merchant banking and investment opportunities, shall be in charge of the operation of said subsidiary, and shall have full authority and responsibility, subject to the general direction, approval and control of the Employer’s Board of Directors, for formulating policies and administering the subsidiary in all respects. The Employee may be assigned other senior management roles. The Employee will report directly to the Chairman and Chief Executive Officer of Alliance Financial Corporation and will be appointed a senior vice president of Affiance Financial Corporation.

           5.     The Employee shall devote his entire time and attention to the Employer’s business. During the term of the agreement, the Employee shall not engage in any other business activity, regardless of whether it is pursued for gain or profit However, the Employee may invest his assets in other companies so long as they do not require the Employee’s services in the operation of their affairs.

           6.     Relative to confidential information and trade secrets belonging to the Employer, the Employer and the Employee agree as follows:

a.	During the term of this agreement, the Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to the Employer. The Employee acknowledges that such confidential information and trade secrets are owned, and shall continue to be owned, solely by the Employer. During the term of his employment and for six months thereafter, if employment terminates without cause, or for twelve months thereafter, if such employment terminates for cause, the Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than the Employer or persons expressly designated by the Employer, unless the Employee is compelled to disclose such information by judicial process.

b.	For a period of six months after this agreement has been terminated without cause, or for twelve months after this agreement has been terminated for cause, regardless of whether the termination is initiated by the Employer or the Employee, the Employee agrees that he will not, directly or indirectly, solicit any person, company, firm or corporation who is or was a customer of the Employer during a period of three years prior to the termination of the Employee’s employment or who was solicited by the Employee during his period of employment. The Employee agrees not to solicit such customers on behalf of himself or any other person, firm, company or corporation.

c.	The Employee agrees that for a period of six months after the termination of his employment without cause, or for twelve
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months after the termination of his employment for cause, he will not accept employment with a competitor of the Employer, or enter into competition with the Employer, either by himself or through any entity owned or managed in whole or in part by the Employee within the State of New York excepting the New York City metropolitan statistical area.

d.	The Employee acknowledges that compliance with this paragraph is necessary to protect the Employer’s business and good will and that a breach of the clauses contained herein may irreparably and continually damage Employer, and that an award of money damages may not be adequate to compensate for such harm. Consequently, the Employee agrees that in the event he intentionally breaches or threatens to breach any of these covenants, the Employer shall be entitled to both a preliminary or permanent injunction in order to prevent the continuation of such harm and money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys’ fees incurred by the Employer in enforcing the provisions of this agreement. Nothing in this agreement, however, shall prohibit the Employer from also pursuing any other remedy.

           7.     The Employer has the right to terminate this agreement at any time for cause or without cause. The Employee may, without cause, terminate this agreement by giving sixty days’ written notice to the Employer. In such event, the Employee, in the discretion of the Employer, shall continue to render his services and shall be paid his regular compensation up to the date of termination.

           8.     The Employer shall provide, and the Employee shall be entitled to receive, the employee benefits provided to all employees on the same terms and conditions, including health insurance benefits. In addition to the above benefits, the Employee shall be entitled to receive from the Employer, and the Employer shall provide to the Employee the following:

a.	The use of an automobile, to be provided by the Employer. All normal expenses incurred in connection with the purchase or lease and business use of such automobile shall be borne by the Employer. The automobile shall be selected by the Employee with the concurrence of the Employer. The Employee shall take proper care of such vehicle, and shall be responsible for all damage to the same resulting from any misuse or neglect. The Employer shall also, at its own expense, provide comprehensive insurance coverage for the vehicle, naming the Employee as a named insured. Upon termination of employment for any reason whatsoever, the Employee shall deliver the automobile to the Employer at the Employer’s place of business.

b.	Membership fees in a private club to be selected by the Employee with the concurrence of the Employer.

c.	A total of 3000 shares of Alliance Financial Corporation common stock issued on a restricted basis, at the market value on October 6 2003, in accordance with the Employer’s Long-Term Incentive Compensation Plan.

d.	An individual incentive compensation program described in Exhibit A attached hereto covering the first two years of the Employee’s employment with awards based on overall performance of the Employee in amounts described in the separate plan document.

e.	Commencing January 1, 2004, the Employee will be a Level I participant in the Alliance Bank, N. A. Short-Term Incentive Plan.

f.	The Employee shall be entitled each year to a vacation of four weeks, during which time, his compensation shall be paid in full.

9. In the event the Employee’s employment is terminated by Employer without cause or, subsequent to the Employer selling substantially all of its assets to a single purchaser, or to a group of associated purchasers or subsequent to at least two-thirds of the outstanding shares of the Employer being sold, exchanged or otherwise disposed of in one transaction, or by reason of a merger or consolidation of the Employer in a transaction in which the Employer’s shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation or, in the event of such a change of control, the Employee’s title, position or responsibilities are materially diminished, or the Employee no longer reports directly to the chairman and chief executive officer of Alliance Financial Corporation, or the Employee is assigned duties that are inconsistent with his title, position or responsibilities, or if the Employee is relocated to a place of work more than fifty miles from Syracuse, New York, then, and in that event, the Employee, at his option, shall receive a lump-
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sum payment of two year’s salary based on the salary level in effect at that time and the restrictions provided for in Paragraph 6 herein shall be reduced in all respects to six months.

           10.     Any controversy or claim arising out of or relating to, this agreement, or its breach, shall be settled by arbitration in the City of Syracuse, New York, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

11. Any notice required or desired to be given under this agreement shall be deemed given, if in writing and sent by Certified Mail-Return Receipt Requested, to the Employee’s residence or to the Employer’s office as the case may be.

12. Any notice required or desired to be given under this agreement shall be deemed given, if in writing and sent by Certified Mail Return Receipt Requested, to the Employee’s residence or to the Employer’s office as the case may be.

13. The Employee acknowledges that his services are unique and personal; accordingly, the Employee may not assign his rights or delegate his duties or obligations under this agreement. The Employer’s rights arid obligations under this agreement shall inure to the benefit of, and shall be binding upon, the Employer’s successors and assigns.

           14.    This agreement contains the entire understanding of the parties except with respect to related incentive compensation agreements and plans. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

           15.    This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           16.    This agreement shall be subject to and governed by the laws of the State of New York.

           IN WITNESS WHEREOF, the parties have hereunto executed this agreement on January 21, 2004.

Alliance Financial Corporation

By	/s/Jack H. Webb
——————
President & Chief Executive Officer

/s/John H. Watt, Jr.
———————
Employee
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EXHIBIT A

SUPPLEMENTAL COMPENSATION AND BONUS PLAN

           This Supplemental Compensation and Bonus Plan (“Plan”) has been prepared to document the understanding of Alliance Financial Corp. (“ALNC”) and its employee John H. Watt, Jr. (“Employee”) with respect to the terms of an individual incentive compensation plan (“Bonus”) the Employee will receive as inducement to become a member of the executive management team of ALNC. This Plan is prepared as of November 1, 2003 and is deemed effective as of the date of the initial employment of the Employee.

           It is understood that the Employee and ALNC have agreed, subject to the conditions described herein, that ALNC will pay as a bonus to the Employee an amount equal to $100,000, paid in U.S. Dollars, on an after tax basis. The bonus will be paid in two installments. The first installment of $50,000 shall be paid within the first twenty-five business days of 2004. The second installment of $50,000 shall be payable within the first twenty-five business days of 2005. The actual payments shall be “grossed up” for tax purposes under a formula satisfactory to ALNC and the Employee. The payment due in 2004 will be additionally grossed up by an amount to be mutually agreed upon which reflects the time value of money foregone by the Employee because he agreed to defer receipt of 50% of the Bonus until 2005.

           The payment of the Bonus shall be subject only to the following conditions; (i) the Employee shall be employed by ALNC in good standing on the day the payment(s) are to be paid, and (ii); the Employee shall have received a “Good” (or its functional equivalent) or better performance rating for the years ending 2003 and 2004, respectively.

           In the event of a change of control of ALNC where the Employee is discharged within six months as a result of a business reorganization, merger, consolidation or the like, or where the employee elects to resign within six months due to a reorganization that materially changes the Employee’s job or where the Employee no longer reports to the CEO of the surviving entity, the remaining bonus payments shall be paid to Employee within 10 business days of the final day of employment. Unless, in either case Employee is terminated for cause.

           The Bonus paid hereunder is in addition to the Employee’s participation in ALNC’s existing discretionary executive bonus program (“Basic Plan”). Bonus payments made to the Employee under the Plan shall have no bearing on amounts paid to the Employee under the Basic Plan or under any other deferred compensation arrangement now existing or created in the future.

           This Plan shall be governed under the laws of the State of New York.

           All prior agreements, whether oral or in writing with respect to the payment of the Bonus shall be superceded by this Plan and related Employment Agreement to which this Plan is attached, and shall have no binding effect.

AGREED TO BY:	/s/ John H. Watt, Jr.
—————————
EMPLOYEE

AGREED TO BY ALLIANCE FINANCIAL CORP.

BY:	/s/ Jack H. Webb
————————

ITS:	———————
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